SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15d of the

                  Securities and Exchange Act of 1934


                      ---------------------------

                   Date of Report (Date of earliest
                   event reported) January 27, 1998



                            WLR Foods, Inc.
        (Exact name of registrant as specified in its charter)

         Virginia            0-17060              54-1295923
        (State of        (Commission File     (IRS Employer Iden-
      Incorporation)         Number)            tification No.)


                P.O. Box 7000                        22815
              Broadway, Virginia                  (Zip Code)
   (Address of Principal executive offices)


                            (540) 896-7001
                    (Registrant's telephone number,
                         including area code)


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Item 5.   Other Events

On January 27, 1998, WLR Foods, Inc. issued the following press release.


FOR IMMEDIATE RELEASE
                         Investor Contact:    Robert Ritter
                                              Chief Financial Officer
                                              540-896-7001

                              Media Contact:  Gail Price, Director of
                                              Corporate Communication
                                              704-624-2171
                                              540-896-0406



            WLR FOODS ANNOUNCES MARSHVILLE PLANT CONVERSION

Broadway, Virginia, January 27, 1998. WLR Foods, Inc. (NASDAQ:WLRF) today announced plans to convert its Marshville, North Carolina turkey complex to chicken production by the late fall of 1998. By late spring 1999, the Marshville plant is scheduled to process 650,000 chickens per week in a two-shift operation.

In making the announcement, WLR Foods President and Chief Executive Officer James L. Keeler stated, "Our chicken and Cassco Ice operations are doing well but we've experienced losses in turkey for almost two years. While poor financial performance has been driven considerably by high feed costs, industry-wide turkey over-supply combined with poor demand has resulted in historic low prices for commodity turkey products. This has been the principal factor in our performing below market expectations and continues as the primary barrier to returning our turkey business to profitability. By decreasing turkey production, we can reduce our sales of non-profitable commodity products while, at the same time, ensuring that we can meet the needs of our foodservice and retail customers."

Equipment refitting and construction at the Marshville complex are scheduled to be accomplished while turkey processing continues at the plant. The plant will make its conversion providing on-the-job training for new responsibilities with present complex employees.

Mr. Keeler added: "We chose to convert Marshville because our operating costs are non-competitive due to low production volumes. Even though we ve made considerable progress in our North Carolina turkey growout operation, it would be some time before we would feel comfortable with adding more turkey growers and more turkeys in that geographical area. But just as important, this conversion will permit us to increase chicken volume by 650,000 head per week at costs considerably below those necessary to increase capacity at any of our other four chicken complexes."

Mr. Keeler continued: "Before we begin the plant conversion, we will need commitments from Marshville producers with approximately 75% of our current turkey production to convert their facilities to chicken. We currently anticipate that turkeys raised by those producers who elect not to convert will be processed in our Virginia turkey plants until our contracts with these producers expire which, for most, will be in 2000."
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As remaining North Carolina-raised turkey flocks are transported north after the fall conversion, the company will achieve more cost-effective utilization of its two Virginia turkey processing plants.
The Monroe, North Carolina turkey further processing plant will continue to operate as usual. Increased bird size in Virginia will supply the turkey requirements of Wampler Foods further processing plants in both Monroe and Franconia, Pennsylvania.

WLR Foods intends to invest approximately $11 million in modifications to support this conversion. The conversion plans allow for a doubling of production with the addition of a second production line when market conditions permit.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) label and retail ice under the Cassco(R) label. With annual sales of $1 billion, it is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania, close to its major mid-Atlantic markets.


































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                               SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              WLR Foods, Inc.


                              By:______/s/Robert T. Ritter______
                                   Robert T. Ritter
                                   Vice President, Secretary,
                                   Treasurer and Chief Executive
                                   Officer












































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